Exhibit 99.1

Friday, February 13, 2004

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President Canfield, OH 44406 330-533-3341

FARMERS NATIONAL BANC CORP. DECLARES FIRST QUARTER CASH DIVIDEND

CANFIELD, Ohio – Farmers National Banc Corp, (OTC BB: FMNB), the parent of Farmers National Bank, announced today that the Corporation’s Board of Directors has declared a first quarter cash dividend of $.16 per share on its common stock, payable on March 31, 2004, to shareholders of record on March 12, 2004.

This cash dividend represents a 6.7% increase to $.16 per share from $.15 per share paid in March 2003.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

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